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                 Exhibit 11 - Computation of Earnings per Share


The following tabulation presents the calculation of primary and fully diluted earnings per share for the three-month period ended June 30, 1996 and the period July 11, 1995 (inception) to June 30, 1996.



                                                                                         For the Period
                                                            Three months                 July 11, 1995
                                                              ended                     (inception) to
                                                            June 30, 1996                June 30, 1996
                                                            -------------               --------------
Reported net loss                                             $(49,388)                     $(103,523)
                                                              ========                      =========
Loss on common shares                                         $(49,388)                     $(103,523)
                                                              ========                      =========
Weighted average common shares outstanding                     635,795                        635,795
                                                              ========                      =========
Loss per common share - primary and fully diluted

 Loss from continuing operations                              $   (.08)                     $    (.16)
                                                              ========                      =========

 Net Income                                                   $   (.08)                     $    (.16)
                                                              ========                      =========




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